Note: Certain portions of this document have been marked “[c.i.]” to indicate that confidential treatment has been requested for this confidential information.  The confidential portions have been omitted and filed separately with the Securities and Exchange Commission.

Exhibit 10.73

EXECUTION COPY

MASTER AGREEMENT FOR JOINT DEVELOPMENT VEHICLE

by and between

Unigene Laboratories, Inc., a Delaware Corporation,

and

Nordic Bioscience Clinical Development A/S, a Danish limited liability company

Dated as of October 5, 2011

Note: Certain portions of this document have been marked “[c.i.]” to indicate that confidential treatment has been requested for this confidential information.  The confidential portions have been omitted and filed separately with the Securities and Exchange Commission.

Schedules

Schedule 1.46	Unigene Analogs
Schedule 2.3(a)	Operating Agreement
Schedule 2.3(b)	Option and License Agreement
Schedule 2.3(c)	Unigene Services Agreement
Schedule 2.3(d)	Supply Agreement
Schedule 2.3(e)	Nordic License Agreement
Schedule 2.3(f)	Nordic Services Agreement

Note: Certain portions of this document have been marked “[c.i.]” to indicate that confidential treatment has been requested for this confidential information.  The confidential portions have been omitted and filed separately with the Securities and Exchange Commission.

MASTER AGREEMENT FOR JOINT DEVELOPMENT VEHICLE

This Master Agreement for a Joint Development Vehicle (this “Agreement”) is made and entered into as of this 5th day of October, 2011 by and between Unigene Laboratories, Inc., a Delaware corporation, having its principal offices at 81 Fulton Street, Boonton, New Jersey 07005 (“Unigene”) and Nordic Bioscience Clinical Development A/S, a Danish limited liability company, having its principal offices at Herlev Hovedgade 207 2730 Denmark (“Nordic”). Unigene and Nordic are together referred to herein as the “Parties.”

RECITALS

WHEREAS, the Parties desire to create a joint development vehicle NU-Co (“NU-Co”) for the purpose of developing one or more peptide analog assets of Unigene through definitive Phase 2 proof of concept without dilutive funding (the “Joint Development Vehicle”);

WHEREAS, in furtherance thereof, Unigene shall contribute to NU-Co the Unigene Contribution and grant NU-Co an Option (as defined hereafter) to exclusively license up to three (3) of the Unigene Analogs and shall agree to perform certain other services for NU-Co in exchange for 50% of the equity in NU-Co;

WHEREAS, Nordic shall contribute to NU-Co the Nordic Contribution in exchange for 50% of the equity in NU-Co and shall thereafter perform certain services and grant certain licenses to NU-Co for the consideration and on the terms and conditions to be set forth in certain of the Transaction Agreements;

WHEREAS, in order to achieve such objectives, the Parties desire to form NU-Co and negotiate and execute the Transaction Agreements (as defined hereafter) promptly following execution of this Agreement;

WHEREAS, the Parties would not have entered into this Agreement but for the other Party’s agreement to negotiate the Transaction Agreements and form NU-Co; and

WHEREAS, the Parties desire to address the governance and operation of NU-Co and the Closing of the Transactions (as defined hereafter).

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE 1

DEFINITIONS

The following capitalized terms shall have the corresponding meanings as used in this Agreement:

1.1                 “Additional Field” shall mean the treatment of obesity/satiety in humans.

Note: Certain portions of this document have been marked “[c.i.]” to indicate that confidential treatment has been requested for this confidential information.  The confidential portions have been omitted and filed separately with the Securities and Exchange Commission.

1.2                 “Additional Field Trigger Event” shall mean the Discontinuance by Unigene of the development of UGP 281 for use in the Additional Field.

1.3                 “Affiliate” means a person, corporation, partnership, or other entity that controls, is controlled by or is under common control with a Party. For the purposes of this Section 1.3, the word “control” (including, with correlative meaning, the terms “controlled by” or “under the common control with”) means the actual power, either directly or indirectly through one or more intermediaries, to direct the management and policies of such entity, whether by the ownership of at least fifty percent (50%) of the voting stock of such entity, or by contract or otherwise, and in the case of a non-corporate business entity, if it possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the corporation or non-corporate business entity, as applicable, whether through the ownership or control of voting securities, by contract or otherwise. Notwithstanding the foregoing, for the purposes of the Transaction Agreements, NU-Co shall not be an Affiliate of any Party.

1.4                 [Reserved]

1.5                 “Board” means the board of directors of a corporation or equivalent group of a legal entity.

1.6                 “Business Day” means any day other than a Saturday, Sunday or any other day on which commercial banks in Denmark or New Jersey (as applicable) are authorized or required by Legal Requirement to remain closed.

1.7                  “Closing Date” means the date on which the Transactions are consummated in accordance with ARTICLE 3 and ARTICLE 6, which in any event shall be no later than (a) the second Business Day following the first date that the conditions set forth in ARTICLE 6 are satisfied (other than those to be specifically delivered at Closing) or waived or (b) such other date as the Parties mutually agree.

1.8                  Reserved

1.9                 “Confidential Information” means all confidential and/or proprietary information of a Person, including but not limited to information derived from reports, investigations, research, work in progress, programs, product concepts, marketing and sales programs, financial projections, cost summaries, pricing formula, contract analyses, financial information, projections, confidential filings with any state or federal agency, and all other confidential concepts, methods of doing business, ideas, materials or information prepared or performed for, by or on behalf of such Person by its employees, officers, directors, agents, representatives, or consultants.

1.10               “Consent” means any approval, consent, ratification, permission, waiver or authorization (including any Governmental Approval).

1.11               “Control” or Controlled” means with respect to a particular item, materials, information or intellectual property, the possession of the right whether through ownership or license (other than by operation of this Agreement or any of the Transaction Agreements) to grant licenses as contemplated herein and in the Transaction Agreements.

Note: Certain portions of this document have been marked “[c.i.]” to indicate that confidential treatment has been requested for this confidential information.  The confidential portions have been omitted and filed separately with the Securities and Exchange Commission.

1.12               “Damages” means and includes, any loss, damage, Liability, injury, claim, demand, settlement, judgment, award, fine, penalty, Tax, fee (including reasonable legal, accounting, expert and advisory fees), charge, out-of-pocket cost (including any cost of investigation) or out-of-pocket expense of any nature.

1.13               “Discontinuance” shall mean the public announcement by Unigene of the cessation or termination of its clinical development activities related to UGP 281 for use in the Additional Field.

1.14                “Dollars” or “$” refers to United States dollars.

1.15               “Encumbrance” means any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, equity, trust, equitable interest, claim, preference, right of possession, lease, tenancy, license, encroachment, covenant, infringement, interference, Order, proxy, option, right of first refusal, preemptive right, community property interest, legend, defect, impediment, exception, reservation, limitation, impairment, imperfection of title, condition or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset (except as imposed by any Legal Requirement, or, in the case of a license, by the terms of the license) and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset) other than Permitted Encumbrances.

1.16                “Entity” means any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture or joint development vehicle, estate, trust or company (including any limited liability company or joint stock company).

1.17               “Field” shall mean the treatment of Type 2 Diabetes, Osteoarthritis and Osteoporosis in humans.

1.18               “GAAP” means U.S. generally accepted accounting principles as in effect on the date hereof.

1.19               “GLP-2” shall mean Nordic’s patented Glucagon-Like Peptide II.

1.20               “Governmental Authority” means any: (a) nation, principality, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, unit, or body and any court or other legal tribunal); (d) any governmental multinational organization or body; or (e) individual, Entity or body exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing or arbitral authority or power of any nature.

Note: Certain portions of this document have been marked “[c.i.]” to indicate that confidential treatment has been requested for this confidential information.  The confidential portions have been omitted and filed separately with the Securities and Exchange Commission.

1.21                “Knowledge” of a Party means, with respect to any fact, circumstance, event or other matter in question, the actual knowledge of such fact, circumstance, event or other matter by any of the following individuals (a) with respect to Unigene: Ashleigh Palmer and Nozher Mehta and (b) with respect to Nordic: Morten Karsdal and Thomas Nielsen.

1.22               “Lead Analog” shall mean the Selected Analog selected for clinical development by NU-Co based upon the results of NU-Co’s initial screening of all of the Unigene Analogs.

1.23               “Legal Requirement” means any federal, state, local, municipal, foreign or other law, statute, legislation, constitution, principle of common law, resolution, ordinance, code, Order, edict, decree, proclamation, treaty, convention, rule, regulation, permit, ruling, directive, pronouncement, requirement (licensing or otherwise), specification, determination or decision that has been issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

1.24               “Material Adverse Effect” means:

(a)           with respect to NU-Co, or either of the Parties, any event, change or effect that, when taken individually or together with all other events, changes and effects, (a) is materially adverse to the condition (financial or otherwise), properties, assets, liabilities or operations of NU-CO or either of the Parties, as the case may be, taken as a whole, or (b) prevents or materially delays consummation of the Transactions or otherwise prevents NU-Co or either of the Parties, as the case may be, from performing its obligations under this Agreement or any Transaction Agreement; and

(b)           for purposes of the foregoing paragraph (a), none of the following shall be deemed, either alone or in combination, to constitute a Material Adverse Effect, nor shall any of the following be taken into account in determining that there has been a Material Adverse Effect: any event, change or effect resulting from or arising out of (i) the performance by a Party of its obligations under the Transaction Agreements in accordance with their terms or as required by applicable Legal Requirements, (ii) general economic changes, including changes in the market(s) in which the relevant Party operates or which the relevant Party serves, to the extent that they do not disproportionately and adversely affect the relevant Party, (iii) any natural disaster or any acts of terrorism, sabotage, military action or war (whether or not declared) or any escalation or worsening thereof or (iv) any change in applicable Legal Requirements.

1.25               Nordic Contribution” shall mean the sum of $1,000,000 contributed to NU-Co by Nordic in exchange for 50% of the equity of NU-Co.

1.26               “Nordic Intellectual Property Rights” shall have the meaning set forth in the Nordic License Agreement.

1.27               “Nordic License Agreement” shall mean an agreement between Nordic and NU-Co pursuant to which Nordic will license the Nordic Intellectual Property Rights and supply certain proprietary biomarkers and assays to NU-Co and containing the terms set forth on Schedule 2.3(e).

Note: Certain portions of this document have been marked “[c.i.]” to indicate that confidential treatment has been requested for this confidential information.  The confidential portions have been omitted and filed separately with the Securities and Exchange Commission.

1.28               “Nordic Services Agreement” shall mean an agreement between Nordic and NU-Co pursuant to which Nordic will provide the services set forth on Schedule 2.3(f).

1.29               “Operating Agreement” shall mean the agreement to be negotiated between the Parties related to NU-Co containing the terms set forth on Schedule 2.3(a) and such other terms as agreed to by the Parties.

1.30                “Option and License Agreement” shall mean an agreement between Unigene and NU-Co pursuant to which NU-Co will be granted an option to exclusively license under the Unigene Intellectual Property Rights up to three (3) of the Unigene Analogs for development in the Field (and Additional Field upon the occurrence of an Additional Field Trigger Event) containing the terms set forth on Schedule 2.3(b) and such other terms agreed to between the Parties. For the avoidance of doubt, Nordic shall select the Selected Analogs for NU-Co based upon the results of its in vitro and in vivo screening with the rights to all non-selected Unigene Analogs reverting to Unigene subject to the terms of Section 2.7 hereof.  The License and Option Agreement shall further provide that in the event that each of the Unigene Analogs fail to meet the criteria necessary for selection as a Selected Analog then Unigene will make available to NU-Co an additional six (6) analogs of calcitonin which shall be designated as Unigene Analogs, and the original Unigene Analogs will no longer be deemed Unigene Analogs under Option and License Agreement.

1.31               “Order” means any: (a) temporary, preliminary or permanent order, judgment, injunction, edict, decree, ruling, pronouncement, determination, decision, opinion, verdict, sentence, stipulation, subpoena, writ or award that is or has been issued, made, entered, rendered or otherwise put into effect by or under the authority of any court, administrative agency or other Governmental Authority; or (b) contract with any Governmental Authority that is or has been entered into in connection with any Proceeding.

1.32               “Permitted Encumbrances”  means (i) statutory liens for current Taxes, assessments or other governmental charges not yet delinquent or the amount or validity of which is being contested in good faith by appropriate proceedings, provided an appropriate reserve has been established therefor in accordance with GAAP and (ii) mechanics’, carriers’, workers’, and repairers’ liens arising or incurred in the ordinary course of Unigene’s business that are not material to the business, operations and financial condition of Unigene.

1.33               “Person” means any individual, corporation, partnership, trust, limited liability company, association or other entity including Governmental Authority.

1.34               “Proceeding” means any action, suit, complaint, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), prosecution, contest, hearing, inquiry, inquest, audit, examination or investigation that is or has been commenced, brought, conducted or heard at law or in equity or before any Governmental Authority or any arbitrator or arbitration panel.

1.35               “Representatives” means officers, directors, attorneys, advisors and agents of a Party, except that NU-Co shall not be a Representative of any other Party.

Note: Certain portions of this document have been marked “[c.i.]” to indicate that confidential treatment has been requested for this confidential information.  The confidential portions have been omitted and filed separately with the Securities and Exchange Commission.

1.36               “SEC” means the Securities and Exchange Commission.

1.37               “Selected Analogs” shall mean up to three (3) Unigene Analogs licensed by NU-Co pursuant to the Option and License Agreement.

1.38                “Subsidiary” means any corporation, association, partnership, limited liability company, joint venture or joint development vehicle or other business entity of which more than 50% of the voting stock or other equity interest is owned directly or indirectly by any Person or one or more of the other Subsidiaries of such Person or a combination thereof. Notwithstanding the foregoing, for the purposes of the Transaction Agreements, NU-Co shall not be a Subsidiary of either Unigene or Nordic.

1.39               “Supply Agreement” shall mean an agreement between Unigene and NU-Co pursuant to which Unigene will supply NU-Co sufficient quantities of the Selected Analogs necessary for pre-clinical testing and API and containing such other terms and conditions as set forth on Schedule 2.3(d).

1.40               “Tax” (and, with correlative meaning, “Taxes” and “Taxable”) means any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount and any interest on such penalty, addition to tax or additional amount, imposed by any Tax Authority.

1.41               “Tax Authority” means any Governmental Authority responsible for the imposition, assessment or collection of any Tax (domestic or foreign).

1.42               “Third Party” means any Entity or Person other than Unigene, NU-Co, Nordic or their respective Affiliates.

1.43               “Transaction Agreements” means collectively this agreement and each of the following agreements set forth in Section 2.3 hereof (a) the Shareholder Agreement; (b) the Option and License Agreement; (c) the Unigene Services Agreement; (d) the Supply Agreement; (e) the Nordic License Agreement and (f) the Nordic Services Agreement.

1.44               “Transactions” means, collectively, the transactions contemplated by the Transaction Agreements.

1.45               “UGP 281” shall mean Unigene’s lead proprietary oral peptide UGP281 being developed by Unigene for use in the Additional Field.

1.46                “Unigene Analogs” shall mean the analogs of calcitonin Controlled by Unigene, set forth on Schedule 1.46 annexed hereto which are being made available to NU-Co for license pursuant to the Option and License Agreement. If following the initial screening and testing described in Schedule 2.3(b) and Schedule 2.3(f) annexed hereto, each of the Unigene Analogs fail to meet the criteria necessary for selection as a Selected Analog then Unigene will make available to NU-Co an additional six (6) analogs of calcitonin which shall be designated as Unigene Analogs hereunder, and the original Unigene Analogs will no longer be deemed Unigene Analogs hereunder.

Note: Certain portions of this document have been marked “[c.i.]” to indicate that confidential treatment has been requested for this confidential information.  The confidential portions have been omitted and filed separately with the Securities and Exchange Commission.

1.47               “Unigene Contribution” shall mean the sum of $100,000 contributed to NU-Co. by Unigene.

1.48               “Unigene Intellectual Property Rights” shall have the meaning set forth in the Option and License Agreement.

1.49               “Unigene Know-How” shall have the meaning set forth in the Option and License Agreement.

1.50               “Unigene Patents” shall have the meaning set forth in the Option and License Agreement.

1.51                “Unigene Services Agreement” shall mean an agreement between Unigene and NU-Co pursuant to which Unigene shall provide the services to NU-Co set forth on Schedule 2.3(c).

1.52                “United States” means the United States of America and its possessions and territories.

1.53               Name of NU-Co.  The Parties acknowledge that, prior to its formation, NU-Co. may be designated by a different name. Upon such redesignation, all references in this Agreement to “NU-Co” and in the Transaction Agreements and any other agreements related to the Transactions shall be deemed to be a reference to such different name, if any.

ARTICLE 2

THE JOINT DEVELOPMENT VEHICLE

2.1                 Formation of NU-Co.  The Parties shall cause to be registered with the Commercial Register of Switzerland on or prior to the Closing Date the notarial deed and articles of incorporation of NU-Co. Notwithstanding Section 8.1, expenses associated with forming NU-Co, including reasonable legal expenses related thereto, shall be shared equally by the Parties.

2.2                 Responsibilities of the Parties.  In furtherance of the Joint Development Vehicle and in exchange for 50% of the equity of NU-Co, each of the Parties shall contribute the following services and enter into definitive Transaction Agreements providing for each of the Parties to provide the following:

(a)       Unigene Inputs.  Unigene shall contribute the Unigene Contribution and:

Note: Certain portions of this document have been marked “[c.i.]” to indicate that confidential treatment has been requested for this confidential information.  The confidential portions have been omitted and filed separately with the Securities and Exchange Commission.

(i)           grant NU-Co an option to license on a perpetual exclusive royalty-free basis up the Selected Analogs for development by NU-Co for use in the Field and Additional Field (upon the occurrence of an Additional Field Trigger Event) (the “NU-Co Option”);

(ii)           supply such agreed upon quantities of the Unigene Analogs for Nordic's in-vitro and in-vivo screening prior to exercise of the NU-Co Option;

(iii)          upon exercise of the NU-Co Option, grant NU-Co a perpetual exclusive royalty free license for the Selected Analogs for development by NU-Co for use in the Field and Additional Field upon the occurrence of an Additional Field Trigger Event;

(iv)          supply sufficient and reasonable amounts of the Selected Analogs for pre-clinical studies;

(v)           provide API development planning and related CMC regulatory submission support to NU-Co;

(vi)          supply sufficient quantities of API for toxicology studies necessary to support IND submission for the Lead Analog;

(vii)         supply a sufficient and reasonable quantity of API for manufacture of GMP finished product clinical trial material for the Lead Analog;

(viii)        develop, test and validate an oral dosage form for the Lead Analog and formulate a finished drug product as an oral capsule or tablet; and

(ix)           supply a sufficient and reasonable quantity of finished drug product clinical trial material sufficient for Phase 1 and Phase 2 clinical testing of the Lead Analog.

(b)      Nordic Inputs. Nordic shall contribute the Nordic Contribution and thereafter provide the following services to NU-Co:

(i)            screen and select the Unigene Analogs in receptor activity assays;

(ii)           provide in-vivo testing of Selected Analogs for use in the Field;

(iii)          select target indications for the Lead Analog;

(iv)          license any Nordic Intellectual Property Rights and supply biomarkers and assays for use in respect of the Lead Analog;

(v)           provide drug development, planning and regulatory submission leadership in respect of the Lead Analog;

Note: Certain portions of this document have been marked “[c.i.]” to indicate that confidential treatment has been requested for this confidential information.  The confidential portions have been omitted and filed separately with the Securities and Exchange Commission.

(vi)          fund toxicology study necessary for Phase 1 clinical development of the Lead Analog;

(vii)         fund [c.i.] toxicology study for Phase 2 clinical development of the Lead Analog;

(viii)       prepare clinical trial design and implementation of Phase 2 proof of concept clinical trial for the Lead Analog;

(ix)          conduct and fund Phase 1 clinical trials for the Lead Analog; and

(x)           conduct and fund Phase 2 clinical trials for the Lead Analog.

(c)      Additional Agreements of the Parties.  In addition to the agreements described in Sections 2.2(a) and 2.2(b) above, the Parties shall:

(i)           in the event Nordic determines in its sole discretion to develop an oral formulation of GLP-2, enter into an agreement pursuant to which Unigene will test the feasibility of delivering GLP-2 using Unigene’s oral peptide delivery technology upon receipt from Nordic of a payment for such services at the customary and standard rates in effect at the time of the commencement of the feasibility work;

(ii)           enter into an agreement pursuant to which Unigene shall grant to Nordic a right of first and last negotiation in respect of Phase 1 clinical testing services for the development of UGP 281 in the Additional Field; and

(iii)          enter into an agreement pursuant to which Unigene shall grant to Nordic a right of first negotiation and last negotiation in respect of Phase 2 clinical testing services for development of UGP 281 in the Additional Field.

2.3                 Negotiation of Transaction Agreements.  Following the execution of this Agreement the Parties shall negotiate in good faith the following Transaction Agreements in connection with the Joint Development Vehicle, which agreements shall contain the terms (including quantities of materials to be supplied by the Parties, timing of deliveries and consequences of default) set forth on Schedules 2.3(a)-(f) and such other terms and conditions (customary for agreements of each type) and as agreed by the Parties:

(a)              Operating Agreement of NU-Co, a Swiss GmbH

(b)              Option and License Agreement

(c)              Unigene Services Agreement

(d)              Supply Agreement

(e)              Nordic License Agreement

Note: Certain portions of this document have been marked “[c.i.]” to indicate that confidential treatment has been requested for this confidential information.  The confidential portions have been omitted and filed separately with the Securities and Exchange Commission.

(f)               Nordic Services Agreement

2.4                 Operation of NU-Co.  The Parties hereby agree to jointly develop and operate NU-Co in accordance with the Transaction Agreements.

2.5                 NU-Co Governance.  In connection with the formation of NU-Co, the Parties shall cause the notarial deed and articles of incorporation of NU-Co to be registered with the Commercial Register of Switzerland.  It is the intention of the Parties that each Party will have equal representation on the Board and that except as may be set forth in the Transaction Agreements all decisions relating to the management and operation of NU-Co shall be unanimous.  Disputes arising under this Agreement, except as expressly provided for in the Transaction Agreements, shall be resolved as set forth in ARTICLE 10 hereof.  It is the intent of the Parties that any disputes related to delays in performance of either of the Parties under the Transaction Agreements be resolved in accordance with ARTICLE 10 hereof.

2.6                 Intellectual Property/Inventions.  The Parties agree that the applicable Transaction Agreements will provide for the treatment of Intellectual Property and Inventions as follows:

(a)              Unigene Intellectual Property Rights shall remain the property of Unigene subject to the terms of the Option and License Agreement with any inventions relating to the Unigene Intellectual Property Rights being exclusively owned by Unigene.

(b)              Nordic Intellectual Property Rights shall remain the property of Nordic subject to the terms of the Nordic License with any inventions relating to the Nordic Intellectual Property Rights being exclusively owned by Nordic.

(c)              Joint Inventions.  Any jointly developed intellectual property not constituting either Unigene Intellectual Property Rights or Nordic Intellectual Property Rights shall be owned by NU-Co.

2.7                 Non-Compete.  As long as Unigene holds its ownership interest in NU-Co and for period of one (1) year thereafter (the “Unigene Non-Compete Term”), except as necessary to perform its obligations under this Agreement and the Transaction Agreements, Unigene shall not (i) pursue development of any of the Unigene Analogs or any other calcitonin peptide analogs Controlled by Unigene for use in the Field in the Territory or, (ii) license, sell, or transfer to any third party any of the Unigene Analogs or any other calcitonin peptide analogs Controlled by Unigene for use in the Field in the Territory. During the Unigene Non-Compete Term and only in the event of an Additional Field Trigger Event Unigene shall not (i) pursue development of any of the Unigene Analogs or any other calcitonin peptide analogs Controlled by Unigene for use in the Additional Field in the Territory or, (ii) license, sell, or transfer to any third party any of the Unigene Analogs or any other calcitonin peptide analogs Controlled by Unigene for use in the Additional Field in the Territory. During the Unigene Non-Compete Term,  except as necessary to perform its obligations under this Agreement and the Transaction Agreements, neither NU-Co, Nordic shall (x) pursue development of any of the Unigene Analogs for use in the Additional Field unless and until the occurrence of the Additional Field Trigger Event nor, (y) shall Nordic or NU-Co pursue development of any other calcitonin peptide analogs for use in the Field or in the event of an Additional Field Trigger Event in the Additional Field in the Territory, nor (z) license, sell or transfer to any third party any other calcitonin peptide analogs for use in the Field or in the event of an Additional Field Trigger Event in the Additional Field. For the avoidance of doubt, the non-compete restrictions contained herein shall not apply to (i) any existing development projects or agreements of Unigene related to calcitonin including, but not limited to, the agreement between Unigene and Tarsa Therapeutics, Inc. related thereto or (ii) any existing development projects or agreements of Nordic related to calcitonin including but not limited to the agreements between Nordic and Emisphere/Novartis related thereto or (iii) any naturally occurring calcitonin peptide regardless of whether it is the subject of an existing development project or agreement of either Unigene or Nordic.

Note: Certain portions of this document have been marked “[c.i.]” to indicate that confidential treatment has been requested for this confidential information.  The confidential portions have been omitted and filed separately with the Securities and Exchange Commission.

ARTICLE 3

THE CLOSING

3.1                 Time and Place of Closing.  The closing of the Transactions shall take place electronically remotely via the exchange of documents and signatures on the Closing Date (the “Closing”).

3.2                 Closing Deliverables by Unigene.  At the Closing, Unigene shall make the Unigene Contribution and deliver the following items duly executed by Unigene:

(a)       Officer’s Certificate. A certificate executed on behalf of Unigene by an officer of Unigene, dated as of the Closing Date, certifying as to accuracy of the provisions set forth in Sections 6.1(a), 6.1(b), and 6.1(c).

(b)       Transaction Agreements.  Unigene shall execute and deliver all of the Transaction Agreements  to which Unigene is a party.

3.3                 Closing Deliverables by Nordic.  At the Closing, Nordic shall make the Nordic Contribution and deliver the following items duly executed by Nordic:

(a)       Officer’s Certificate. A certificate executed on behalf of Nordic by an officer of Nordic, dated as of the Closing Date, certifying as to the accuracy of the provisions set forth in Sections 6.2(a), 6.2(b), and 6.2(c).

(b)       Transaction Agreements. Nordic shall execute and deliver all Transaction Agreements to which Nordic is a party.

3.4                 Closing Deliverables by NU-Co.  At the Closing, the Parties hereto shall cause NU-Co to execute and deliver all Transaction Agreements  to which NU-Co is a party.

Note: Certain portions of this document have been marked “[c.i.]” to indicate that confidential treatment has been requested for this confidential information.  The confidential portions have been omitted and filed separately with the Securities and Exchange Commission.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES

Except as set forth in the corresponding sections of the disclosure schedule of each Party delivered to the other Parties concurrently with the execution and delivery of this Agreement or in the Transaction Agreements (as the case may be, the Unigene or the Nordic “JDV Disclosure Schedule”), the Parties (the “Representing Party”) hereby represent and warrant to each other, as a material inducement for such other Party’s entry into this Agreement, that as of the date hereof:

4.1                 Representations and Warranties of Unigene.

(a)       Organization and Qualification. Unigene is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

(b)       Authority.  Unigene has all necessary power and authority to execute and deliver this Agreement and the other Transaction Agreements and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and the other Transaction Agreements and the consummation by Unigene of the Transactions have been duly and validly authorized by all requisite corporate action and no additional corporate proceedings on the part of Unigene are necessary to authorize this Agreement or the other Transaction Agreements or to consummate the Transactions. This Agreement has been, and at Closing the other Transaction Agreements  will be, duly and validly executed and delivered by Unigene. This Agreement constitutes, and at Closing the other Transaction Agreements will constitute, the legal, valid and binding obligations of Unigene, enforceable against Unigene in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and equitable principles related to or limiting creditors’ rights generally, by the availability of equitable remedies and defenses.

(c)       No Conflicts; Required Consents.  No Third Party or Governmental Authority’s consent is required either with respect to Unigene’s execution and delivery of the Transaction Agreements or the consummation of the Transactions. The execution, delivery and performance of the Transaction Agreements by Unigene do not, and will not, either with or without notice or lapse of time:

(i)           conflict with, violate or result in a breach of: (A) Unigene’s certificate of incorporation or bylaws; or (B) any Legal Requirement with respect to Unigene applicable to Unigene or by which its Business, assets, or properties are bound or affected, except those which would not have a Material Adverse Effect on Unigene;

(ii)           give any Governmental Authority or other Person the right to (A) exercise any remedy or obtain any relief under any Legal Requirement or any order, judgment, injunction, decree, or award of any arbitrator to which Unigene is subject, (B) declare a default of, exercise any remedy under, accelerate the performance of, cancel, terminate, modify or receive any payment under any indenture or loan or credit agreement or any other agreement, to which Unigene is a party or by which Unigene or any of the assets or properties constituting the Business may be bound or affected or (C) revoke, suspend or modify any Governmental Approval, except, with respect to any of clauses (A) through (C), as would not be reasonably likely to result in a Material Adverse Effect with respect to Unigene; or

Note: Certain portions of this document have been marked “[c.i.]” to indicate that confidential treatment has been requested for this confidential information.  The confidential portions have been omitted and filed separately with the Securities and Exchange Commission.

(iii)          require Unigene to obtain any consent of, or make or deliver any filing or notice to, a Governmental Authority, other than as expressly contemplated by the Transaction Agreements.

(d)       Litigation.  There is no claim, action, suit, proceeding, arbitration, complaint, charge or investigation pending or to Unigene’s Knowledge, currently threatened that questions the validity of this Agreement, the Transaction Agreements or the right of Unigene to enter into them or to consummate the Transactions

(e)       Broker’s Fees.  Unigene has no liability or obligation to pay any fees or commissions to any broker, finder, agent or attorney with respect to the Transactions.

(f)        Board Approval.  Unigene’s Board has approved this Agreement and the Transaction Agreements.

(g)       With respect to the Unigene Intellectual Property Rights:

(i)           To Unigene’s Knowledge the use of the Unigene Intellectual Property Rights in the Territory as contemplated by this Agreement and the Option and License Agreement does not infringe any issued patents or other intellectual property rights of any third party; and

(ii)           Unigene controls the Unigene Patents and the Unigene Know-How in the Territory.

4.2                 Representations and Warranties of Nordic.

(a)       Organization and Qualification.  Nordic is a Danish public limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation, and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

(b)       Authority.  Nordic has all necessary power and authority to execute and deliver this Agreement and the other Transaction Agreements and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and the other Transaction Agreements and the consummation by Nordic of the Transactions have been duly and validly authorized by all requisite corporate action and no other corporate proceedings on the part of Nordic are necessary to authorize this Agreement or the other Transaction Agreements or to consummate the Transactions. This Agreement has been, and at Closing the other Transaction Agreements to which Nordic is a party will be, duly and validly executed and delivered by Nordic. This Agreement constitutes, and at Closing the other Transaction Agreements to which Nordic is a party will constitute, the legal, valid and binding obligations of Nordic, enforceable against Nordic in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and equitable principles related to or limiting creditors’ rights generally, by the availability of equitable remedies and defenses.

Note: Certain portions of this document have been marked “[c.i.]” to indicate that confidential treatment has been requested for this confidential information.  The confidential portions have been omitted and filed separately with the Securities and Exchange Commission.

(c)       No Conflicts; Required Consents.  No consents are required with respect to Nordic’s execution and delivery of this Agreement, the other Transaction Agreements, and the consummation of any of the Transactions. The execution, delivery and performance of this Agreement and the other Transaction Agreements by Nordic do not:

(i)           conflict with, violate or result in any breach of: (A) Nordic’ Charter Documents, or (B) any Legal Requirement applicable to Nordic or by which its business, assets, or properties are bound or affected except those which would not have a Material Adverse Effect with respect to Nordic;

(ii)           give any Governmental Authority or other Person the right to (A) exercise any remedy or obtain any relief under any Legal Requirement or any order, judgment, injunction, decree, or award of any arbitrator to which Nordic is subject; (B) declare a default of, exercise any remedy under, accelerate the performance of, cancel, terminate, modify or receive any payment under any indenture or loan or credit agreement or any other agreement, to which Nordic is a party or by which Nordic or any of the assets or properties constituting the Business may be bound or affected or (C) revoke, suspend or modify any Governmental Approval, except, with respect to any of clauses (A) through (C), as would not be reasonably likely to result in a Material Adverse Effect with respect to Nordic; or

(iii)           require Nordic to obtain any consent of, or make or deliver any filing or notice to, a Governmental Authority, other than as expressly contemplated by the Transaction Agreements.

(d)       Litigation.  There is no claim, action, suit, proceeding, arbitration, complaint, charge or investigation pending or to Nordic’s Knowledge, currently threatened that questions the validity of this Agreement, the Transaction Agreements or the right of Nordic to enter into them, or to consummate the Transactions.

(e)       Broker’s Fees.  Nordic has no liability or obligation to pay any fees or commissions to any broker, finder, agent or attorney, with respect to the Transactions.

(f)       Board Approval.  Nordic’s Board has approved this Agreement and the Transaction Agreements.

(g)              With respect to the Nordic Intellectual Property Rights:

(i)           To Nordic’s Knowledge the use of the Nordic Intellectual Property Rights as contemplated by this Agreement and the Nordic License does not infringe any issued patents of any third party; and

Note: Certain portions of this document have been marked “[c.i.]” to indicate that confidential treatment has been requested for this confidential information.  The confidential portions have been omitted and filed separately with the Securities and Exchange Commission.

(ii)           Nordic controls the Nordic Patents and the Nordic Know-How in the Territory.

ARTICLE 5

COVENANTS

Between the date of this Agreement and the earlier of (a) the Closing Date and (b) the termination of this Agreement in accordance with the provisions of Sections 7.1(a)-(c) hereof, the Parties covenant and agree as follows:

5.1                 Satisfaction of Conditions Precedent.  The Parties will use commercially reasonable efforts to satisfy or cause to be satisfied all of the conditions precedent which are set forth in ARTICLE 6 as promptly as reasonably possible and will use commercially reasonable efforts to cause the Transactions to be consummated as promptly as reasonably possible.

5.2                 Negotiation and Execution of Transaction Agreements and Other Documents.  The parties shall negotiate in good faith each of the Transaction Agreements and shall include the terms required by Section 2.3, on or prior to the Outside Termination Date (as defined in Section 7.1(b)).  The Parties shall execute, or cause to be executed, the Transaction Agreements (subject to the satisfaction or waiver of required conditions precedent specified in the Transaction Agreements) and such other agreements, instruments and documents reasonably necessary to consummate the Transactions.

5.3                 Tax Matters.  It is the intent of the Parties that NU-Co shall be organized and operated as a “partnership” for U.S. tax purposes.  In accordance therewith, (i) NU-Co shall file an election to be treated as a partnership for U.S. tax purposes and (ii) each party hereby represents, covenants and warrants that it shall not maintain a position inconsistent with such treatment.

ARTICLE 6

CONDITIONS TO CLOSING

The obligations of the Parties to consummate the Transactions are subject to the fulfillment or satisfaction of the following conditions on and as of the Closing Date, except any condition contained in Section 6.1 may be waived in writing by Nordic and Section 6.2 may be waived in writing by Unigene.

6.1                 Conditions Precedent to Obligations of Nordic.  The obligations of Nordic to consummate the Transactions are subject to the satisfaction of the following conditions:

Note: Certain portions of this document have been marked “[c.i.]” to indicate that confidential treatment has been requested for this confidential information.  The confidential portions have been omitted and filed separately with the Securities and Exchange Commission.

(a)       Representations and Warranties. The representations and warranties of Unigene set forth in this Agreement and the Transaction Agreements, including those to be negotiated and delivered to Nordic by Unigene as more fully described in Section 2.2 and Section 2.3 of this Agreement shall be true and correct without reference to any qualification as to “materiality” or “Material Adverse Effect,” except for such inaccuracies that in the aggregate do not constitute a Material Adverse Effect with respect to Unigene, either on the date hereof or on Closing Date (except to the extent such representation or warranty specifies an earlier date).

(b)       Performance of Obligations.  Unigene shall have performed in all material respects its obligations and complied with the covenants contained in the Transaction Agreements, including the agreements to be negotiated and delivered to Nordic by Unigene in accordance with Section 2.3 of this Agreement on or prior to the Closing Date.

(c)       No Material Adverse Effect.  Between the date of this agreement and the Closing Date there has been no event or circumstance that has had, or would be reasonably likely to result in, a Material Adverse Effect with respect to Unigene.

(d)       Legal Requirements.  No Legal Requirement shall be in effect which prohibits or materially restricts the consummation of the Transactions at the Closing, or which otherwise materially and adversely affects the right or ability of NU-Co to own, operate or control the Business or the Contributed Assets in whole or in part, and no Proceeding is pending or threatened in writing by a Governmental Authority which is reasonably likely to result in a Legal Requirement having such an effect.

(e)       Deliveries.  Unigene shall have delivered to Nordic all of the closing documents and agreements set forth in Section 3.2 hereof; and NU-Co shall have delivered to Nordic all of the closing documents and agreements set forth in Section 3.4 hereof.

6.2           Conditions Precedent to Obligations of Unigene.  The obligations of Unigene to consummate the Transactions are subject to the satisfaction of the following conditions:

(a)       Representations and Warranties.  The representations and warranties of Nordic set forth in this Agreement and in the Transaction Agreements, including those to be negotiated and delivered to Unigene by Nordic as more fully described in Section 2.2 and Section 2.3 of this Agreement shall be true and correct without reference to any qualification as to “materiality” or “Material Adverse Effect,” except for such inaccuracies that in the aggregate do not constitute a Material Adverse Effect with respect to Nordic, either on the date hereof or on Closing Date (except to the extent such representation or warranty specifies an earlier date).

(b)       Performance of Obligations.  Nordic shall have performed in all material respects its obligations and complied with the covenants contained in the Transaction Agreements, including the agreements to be negotiated and delivered to Unigene by Nordic in accordance with Section 2.3 of this Agreement on or prior to the Closing Date.

(c)       No Material Adverse Effect.  Between the date of this Agreement and the Closing Date there has been no event or circumstance that has had, or would be reasonably likely to result in, a Material Adverse Effect with respect to Nordic.

Note: Certain portions of this document have been marked “[c.i.]” to indicate that confidential treatment has been requested for this confidential information.  The confidential portions have been omitted and filed separately with the Securities and Exchange Commission.

(d)       Legal Requirements.  No Legal Requirement shall be in effect which prohibits or materially restricts the consummation of the Transactions at the Closing, or which otherwise materially and adversely affects the right or ability of NU-Co to own, operate or control the Business or the Contributed Assets in whole or in part, and no Proceeding is pending or threatened in writing by a Governmental Authority which is reasonably likely to result in a Legal Requirement having such an effect.

(e)       Deliveries.  Nordic shall have made the Nordic Contribution and delivered to Unigene all of the closing documents and agreements set forth in Section 3.3 hereof; and NU-Co shall have delivered to Unigene all of the closing documents and agreements set forth in Section 3.4 hereof.

ARTICLE 7

TERMINATION

7.1                 Voluntary Termination.  This Agreement may be terminated at any time before the Closing:

(a)       by the mutual written consent of the Parties;

(b)       by either Nordic or Unigene, as applicable, if the conditions of ARTICLE 6 have not been satisfied or waived, on or before November 30, 2011 (the “Outside Termination Date”); provided, however, that the right to terminate this Agreement under this Section 7.1(b) will not be available to any Party whose (i) breach of a representation or warranty contained in ARTICLE 4 of this Agreement, or covenant contained in ARTICLE 5 of this Agreement, or (ii) material breach of any representation or warranty contained in another Transaction Document, has been a principal cause of, or will have resulted in, the failure of the Closing to occur on or before such date;

(c)       by either Nordic or Unigene if (i) a Governmental Authority has issued an Order or taken any other action permanently enjoining, restraining or otherwise prohibiting the Transactions and (ii) such Order has become final and nonappealable; provided that the party seeking to terminate this Agreement pursuant to this subparagraph shall not have initiated such proceeding or taken any action in support of such proceeding or failed to comply with Section 5.1 in any material respect;

7.2                 Termination Following Closing.  Following the Closing:

(a)       Termination Without Cause.  Either Party may terminate this Agreement upon ninety (90) days written notice to the other Party; provided that the Party providing such notice is not in breach of its obligations under the Transaction Agreements.

(b)       Termination for Material Breach.  If a Party is in material breach of its obligations hereunder, of a representation or warranty related to the Party’s intellectual property rights hereunder or contained in the Option and License Agreement with respect to Unigene or the Nordic License with respect to Nordic or any material obligation contained in the Transaction Agreements (excluding obligations identified as non-material for this purpose in the Transaction Agreements), and the other Party provides written notice to the breaching Party specifying the nature of the breach, the breaching Party shall either cure the breach or produce a Plan for such cure reasonably acceptable by the other Party within sixty (60) calendar days after such written notice.  If the breaching Party fails to cure or provide an acceptable Plan to cure such breach as provided in the preceding sentence, the non-breaching Party may terminate this Agreement.

Note: Certain portions of this document have been marked “[c.i.]” to indicate that confidential treatment has been requested for this confidential information.  The confidential portions have been omitted and filed separately with the Securities and Exchange Commission.

(c)       Termination for Insolvency Event.  If a Party becomes insolvent, is dissolved or liquidated, files or has filed against it a petition in bankruptcy, reorganization, dissolution or liquidation or similar action filed by or against it, as adjudicated as bankrupt or has a receiver appointed for its business (any of the preceding events an “Insolvency Event”) then such Party shall promptly notify the other Party in writing that such event has occurred.  If an Insolvency Event is not cured within forty-five (45) calendar days after such Insolvency Event, the other Party shall have the right to terminate this Agreement and any of the Transaction Agreements by giving written notice of termination to the other Party.

7.3                 Effects of Termination Under Section 7.1.  Except for any deliberate breach or deliberate omission resulting in a breach of any of the provisions of this Agreement, in the event of a termination of this Agreement pursuant to Sections 7.1(a), 7.1(b), or 7.1(c), none of the Parties nor their Representatives shall, other than as otherwise expressly provided for herein, have any further liability under this Agreement. ARTICLE 8 shall survive any termination of this Agreement, except each Party shall promptly return or destroy all Confidential Information received from the other Party at the written request of the other Party. Notwithstanding the return or destruction of Confidential Information, the non-use and non-disclosure obligations contained in Section 8.2 shall survive for five (5) years following the termination of this Agreement. If this Agreement is terminated for any reason, this Agreement will be of no further force or effect; provided, however, that this Section 7.3, Section 2.7, ARTICLE 8, ARTICLE 9, ARTICLE 10 and ARTICLE 11 will remain in full force and effect.

7.4                  Certain Effects of Termination Pursuant to Section 7.2.

(a)       If either Party terminates this Agreement pursuant to Section 7.2(a), in addition to any rights or remedies under law or set forth in any of the Transaction Agreements, such party shall forfeit or transfer its ownership interest in NU-Co to the non-terminating party and the licenses granted to NU-Co by the terminating party shall remain in effect subject to the payment of royalty on net sales of the Product as follows:

(i)           2.5% if the Agreement is terminated by Unigene after the Closing but prior to the commencement of the Phase 2 Clinical Trial or by Nordic after the completion of Phase 1; and

(ii)           5.0% if the Agreement is terminated by Unigene after commencement of Phase 2 (and delivery by Unigene of Finished Drug product necessary for Phase 2) or by Nordic after the completion of Phase 2.

(b)       If either Party terminates this Agreement pursuant to Section 7.2(b) or  Section 7.2(c) of this Agreement, in addition to any other rights or  remedies available under law and as set forth in any of the Transaction Agreements, the breaching party shall forfeit or transfer its ownership interest in NU-Co to the non-breaching party and the licenses with respect to the breaching party’s intellectual property rights shall be remain in full force and effect so as to enable NU-Co to continue to operate in accordance with the Transaction Agreements.

Note: Certain portions of this document have been marked “[c.i.]” to indicate that confidential treatment has been requested for this confidential information.  The confidential portions have been omitted and filed separately with the Securities and Exchange Commission.

ARTICLE 8

CERTAIN POST CLOSING COVENANTS AND AGREEMENTS

8.1           Expenses.  Whether or not the Transactions contemplated herein are consummated and except as otherwise provided herein, all fees and expenses incurred in connection with this Agreement and the Transactions including but not limited to, all legal, accounting, financial, advisory, consulting and all other fees and expenses of Third Parties incurred by either Party in connection with the negotiation and effectuation of this Agreement and the Transactions shall be the sole obligation of the Party incurring such fees and expenses. Notwithstanding the foregoing, if any broker, finder or investment banker is entitled or becomes entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of a Party, then such Party shall be solely responsible and shall pay such fee or commission.

8.2           Confidentiality.

(a)       Confidentiality Obligations.  Subject to paragraph (b) below and to the extent expressly authorized by a Transaction Agreement or the disclosing Party in writing, each Party shall keep confidential and shall not publish or disclose, nor use for any purpose other than to exercise a right or perform an obligation under a Transaction Agreement, any Confidential Information received from the other Party. Confidential Information shall be limited to information disclosed under a Transaction Agreement. Confidential Information assigned to Nu-Co shall be deemed not to be independently known by the contributing Party after the Closing Date for purposes of this section and such Party shall be deemed in receipt of Nu-Co Confidential Information.  For the avoidance of doubt, the terms, conditions, identity of the Parties and the existence of the Transaction Agreements shall be considered Confidential Information of all Parties until such time as disclosed pursuant to Section 8.2(b) or otherwise required to be disclosed by applicable Legal Requirements (subject to a reasonable opportunity for prior review and comment by the other Parties). Notwithstanding anything to the contrary, Confidential Information shall not include any information:

(i)           known to the receiving Party prior to disclosure hereunder and not subject to an obligation of confidentiality in favor of the other Party;

(ii)           generally available to the public or part of the public domain at the time of its disclosure hereunder;

(iii)           generally available to the public or part of the public domain after disclosure hereunder, other than through any act or omission in breach of a Transaction Agreement;

Note: Certain portions of this document have been marked “[c.i.]” to indicate that confidential treatment has been requested for this confidential information.  The confidential portions have been omitted and filed separately with the Securities and Exchange Commission.

(iv)           independently discovered or developed by a Party without reference to or use of Confidential Information, as demonstrated by documented evidence; or

(v)           disclosed by a Third Party and not subject to a known (after good faith inquiry) obligation of confidentiality in favor of a Party hereunder.

The obligations set forth in this Section 8.2(a) shall remain in effect during the term of this Agreement or for five (5) years following termination of this Agreement.

(b)       Authorized Disclosure.  Except as otherwise expressly provided in a Transaction Agreement, each Party may use and disclose Confidential Information of the other Party as follows: (i) in connection with the performance of its obligations or as reasonably necessary or useful in the exercise of its rights under the Transaction Agreements, including the right to grant licenses, sublicenses, extensions of the licenses and extensions of sublicenses to Affiliates and subcontractors as permitted under a Transaction Agreements in each case subject to the party receiving Confidential Information agreeing to be bound by similar confidentiality obligations for a term of no less than five (5) years, (ii) to the extent such disclosure is reasonably necessary in prosecuting or maintaining any patent or other intellectual property in accordance with the Transaction Agreements, prosecuting or defending litigation related to the Transaction Agreements, complying with applicable governmental regulations with respect to performance under the Transaction Agreements (including to comply with the applicable rules of any public stock exchange upon which the stock of such Party or its Affiliate is listed), making regulatory filings, obtaining marketing approvals or fulfilling post-marketing approval obligations for products that are the subject a Transaction Agreement, or otherwise required by applicable Legal Requirements; provided, however, that if a Party is required by applicable Legal Requirements or court order to make any such disclosure of another Party’s Confidential Information such Party will, except where impracticable (for example, in the event of medical emergency), give reasonable advance notice to such other Party of such disclosure requirement and, in each of the foregoing, (but not to the extent inappropriate in the case of prosecution and maintenance of patents), will use its reasonable efforts to seek confidential treatment of such Confidential Information required to be disclosed; (iii) in communication with Representatives or actual or bona fide potential investors or acquirers, or actual or bona fide potential licensees or sublicensees related to products that are the subject of the Transaction Agreements, each on a need to know basis, and in each case under subject to confidentiality obligations consistent with Section 8.2(a), or (iv) in any manner mutually agreeable among the Parties.

(c)       Press Release.  Notwithstanding the foregoing, the Parties shall release a mutually agreeable press release or press releases to announce the execution of this Agreement and the Closing of the Transactions together with a corresponding question & answer outline for use in responding to inquiries about this Agreement and the Transactions; thereafter, the Parties may each disclose to Third Parties the information contained in such press release and question & answer outline without the need for further approval by the others. The Parties acknowledge that Unigene will file a Current Report on Form 8-K with the SEC and will attach this Agreement. Following the execution of the other Transaction Agreements, Unigene may also file such agreements as exhibits to its relevant reports filed with the SEC.  Neither party shall issue any other press releases or other formal announcements (except for corporate presentations or inter-company announcements) relating to this Agreement or the Transaction Agreements without the prior written approval of the other Party which approval shall not be unreasonably withheld, conditioned or delayed.  For press releases required by law or applicable stock exchange requirements, if a Party fails to provide approval of such press release within two (2) business days of receiving a draft of such Press release the other Party may deem such press release approve and issue same.

Note: Certain portions of this document have been marked “[c.i.]” to indicate that confidential treatment has been requested for this confidential information.  The confidential portions have been omitted and filed separately with the Securities and Exchange Commission.

(d)       Coordination Regarding Required Disclosures.  In the event disclosure of another Party’s Confidential Information is believed to be required under Legal Requirement or applicable stock exchange rule, the Party proposing to disclose such Confidential Information shall promptly notify the owner of the Confidential Information.  If the owner of the Confidential Information disputes the necessity of the disclosure, then the Parties will consult their respective legal counsel. If time does not permit such discussion, or if after such discussion with and among the Parties and their respective counsel the Party desiring to make the disclosure still believes such disclosure is required, then it may make the disclosure without breaching this agreement and shall provide a written notice to the other Party detailing the disclosed Confidential Information. For clarification purposes, nothing in this Section 8.2 shall prevent any Party from making disclosures in compliance with applicable Legal Requirements.

ARTICLE 9

INDEMNIFICATION; ENFORCEMENT AND REMEDIES

9.1                 Survival of Representations and Warranties.  Unless specified otherwise, all representations and warranties of the Parties in the Transaction Agreements shall survive the Closing until the third anniversary of the Closing Date (the “Survival Date”); provided, that all representations and warranties contained in Sections 4.1(b) and 4.2(b) shall survive indefinitely.

9.2                 Indemnification by Unigene.  Subject to the limitations set forth in this ARTICLE 9, Unigene shall indemnify, defend and hold harmless Nordic and NU-Co and their respective Representatives as indemnitees from and against any and all Damages, whether or not involving a Third Party claim, including reasonable attorneys’ fees, to the extent resulting from:

(a)       any breach of a representation or warranty of Unigene contained in any of the Transaction Agreements;

(b)      any breach of a covenant of Unigene contained in any of the Transaction Agreements; or

(c)       any breach of a material obligation of Unigene in any of the Transaction Agreements.

9.3                 Indemnification by Nordic.  Subject to the limitations set forth in this ARTICLE 9, Nordic shall indemnify, defend and hold harmless Unigene and NU-Co and their respective Representatives as indemnitees from and against any and all Damages, whether or not involving a Third Party claim, including reasonable attorneys’ fees, to the extent resulting from:

Note: Certain portions of this document have been marked “[c.i.]” to indicate that confidential treatment has been requested for this confidential information.  The confidential portions have been omitted and filed separately with the Securities and Exchange Commission.

(a)       any breach of a representation or warranty of Nordic contained in any of the Transaction Agreements;

(b)       any breach of a covenant of Nordic contained in any of the Transaction Agreements; or

(c)       Any breach of a material obligation of Nordic in any of the Transaction Agreements.

9.4                 Indemnification by NU-Co.  Subject to the limitations set forth in this ARTICLE 9, NU-CO shall indemnify, defend and hold harmless Unigene and Nordic and their respective Representatives as indemnitees, from and against any and all Damages, whether or not involving a Third Party claim, including reasonable attorneys’ fees, to the extent resulting from:

(a)       any breach of a representation or warranty of NU-Co contained in any of the Transaction Agreements; or

(b)       any breach of a covenant of NU-Co contained in any of the Transaction Agreements.

9.5                 Procedures for Indemnification.

(a)       A party entitled to be indemnified pursuant to Section 9.2, 9.3, or 9.4, above (the “Indemnified Party”) shall promptly notify the party liable for such indemnification (the “Indemnifying Party”) in writing, of any claim or demand with reasonable specificity, under which the Indemnified Party has determined has given or is reasonably likely to give rise to a right of indemnification under this Agreement within thirty (30) days of such determination; provided, however, that a failure to provide such notice shall not relieve any Indemnifying Party of its obligations hereunder except to the extent that it has been materially prejudiced by such failure.

(b)       If the Indemnified Party shall notify the Indemnifying Party of any claim or demand pursuant to Section 9.5(a) above, and if such claim or demand relates to a claim or demand asserted by a Third Party against the Indemnified Party that the Indemnifying Party acknowledges is a claim or demand for which it must indemnify or hold harmless the Indemnified Party under Section 9.2, 9.3, or 9.4 above, the Indemnifying Party shall have the right to employ counsel of its choice to defend any such claim or demand asserted against the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any such claim or demand at its own expense; provided that, in connection with any Third Party claim Indemnified Party shall have determined in good faith that such Third Party claim may result in any non-monetary Damages, then such Indemnified Party shall have the right to elect, by notice to the Indemnifying Party, to be represented by separate counsel, and in any such case the reasonable fees and expenses of such separate counsel shall be borne by the Indemnified Party. The Indemnifying Party shall notify the Indemnified Party in writing, as promptly as possible (but in any case before the due date for the answer or response to a claim) after the date of the notice of claim given by the Indemnified Party to the Indemnifying Party under Section 9.5(a), of its election to defend in good faith any such Third Party claim or demand. Subject to any agreement to which the Indemnified Party is a party and/or Legal Requirement, the Indemnified Party shall make available to the Indemnifying Party or its agents, at the Indemnifying Party’s cost, all records and other material in the Indemnified Party’s possession reasonably required by it for its use in contesting any Third Party claim or demand, subject to customary and appropriate confidentiality limitations. The Indemnifying Party shall not settle or compromise any such claim or demand unless the claim or demand was solely for money damages and the Indemnified Party is given a full and complete release of any and all liability by all relevant parties relating thereto without the prior consent of the Indemnified Party (such consent not to be unreasonably delayed or withheld).

9.6                 Limitations on Indemnification.

(a)       In no event will any Indemnifying Party be liable for any Damages pursuant to Section 9.2, 9.3 or 9.4 to the extent such Damages paid by such Party as an Indemnifying Party exceed $5,000,000 in the aggregate (the “Indemnity Cap”); provided, however, that after Completion of Phase 2 clinical testing of the Lead Analog, the Indemnity Cap shall be increased to $10,000,000.

(b)       The foregoing indemnification provisions are in addition to, and not in derogation of, any statutory, equitable or common-law remedy any Indemnified Party may have for breach of any covenant or agreement in this Agreement or any other Transaction Agreement. Notwithstanding the foregoing, the indemnification provided for in this ARTICLE 9 shall be the sole and exclusive monetary remedy to any Indemnified Party for any Damages (including any monetary remedy under any equitable theory) arising out of the breach of the representations and warranties in this Agreement or any other Transaction Agreement (except for as may be provided in such Transaction Agreement) provided, however, that the foregoing shall not limit any Party from seeking or obtaining specific performance, injunctions or other similar relief.

(c)       Except as provided in Section 9.8 below, no Indemnified Party shall be entitled to recover Damages under this ARTICLE 9 after the Survival Date; provided, however, that such Indemnified Party may recover Damages under this ARTICLE 9 with respect to any Third Party claim, action, suit or proceeding for which indemnification is asserted hereunder and in accordance with the terms hereof prior to the Survival Date.

9.7                 Single Remedy.  For the avoidance of doubt, nothing in this Agreement nor any other Transaction Agreement is intended to nor shall be deemed to grant any Party more than a single monetary damages remedy or recovery in any given instance, for any other Party’s breach of an individual representation or warranty with respect to any specific given event, fact or circumstance even though such representation or warranty may be present in more than one Transaction Agreement or claimed by its incorporation by reference to be contained in more than one Transaction Agreement. Any dispute arising out of or in connection with this Agreement shall be submitted for resolution in accordance with ARTICLE 10 hereof.

9.8                 Limitation on Liability.  Notwithstanding anything in this Agreement to the contrary, no Party shall be entitled to any indirect, special, incidental, consequential or punitive damages of any kind in any legal, equitable, arbitral or other proceeding for any breach by any other Party of a representation, warranty, covenant or agreement contained in this Agreement or in any other Transaction Agreement (but for the avoidance of doubt, without limiting a Party’s right to attorneys fees and other fees and costs to the extent provided therein), including for claims brought under this indemnity or otherwise, except to the extent that any such damages are awarded in a proceeding or paid in a settlement with a Third Party and are otherwise subject to recovery under the terms and conditions of this Agreement and the other Transaction Agreements.  For the avoidance of doubt, a termination of this Agreement pursuant to ARTICLE 7 hereof shall not limit the availability of indemnification under this ARTICLE 9 or vice versa subject to the terms contained therein.

Note: Certain portions of this document have been marked “[c.i.]” to indicate that confidential treatment has been requested for this confidential information.  The confidential portions have been omitted and filed separately with the Securities and Exchange Commission.

ARTICLE 10

DISPUTE RESOLUTION

10.1               Disputes.  It is the intention of the Parties that except as expressly provided in the Transaction Agreements, all decisions related to the operation of NU-Co be unanimous.  Any dispute arising out of or in connection with this Agreement, the Transaction Agreements or the operation of NU-Co (except as may be specifically provided in any Transaction Agreement) shall first be submitted for resolution by the Parties in accordance with this section. A Party shall, by written notice to the other Party, have such dispute referred to the Chief Executive Officers (the “CEOs”) (or an executive officer designated by the respective CEO, “CEO Designate”) of the Parties for resolution by good faith negotiations within ten (10) Business Days of such notice. In such event, each Party shall cause its CEO or CEO Designate to meet and attempt to resolve the dispute. A memorandum setting forth the resolution shall be prepared and signed by each Party if a resolution is achieved and such memorialization is requested by either Party.

10.2               Arbitration.  Subject to Section 10.3, if a dispute between the Parties is not resolved under Section 10.1 within the ten (10) Business Day period described above, such dispute shall be finally and exclusively settled by binding arbitration under the Rules of Conciliation and Arbitration of the International Chamber of Commerce by the arbitrator or arbitrators appointed in accordance with the rules thereof and the decisions of the arbitrator shall be final and binding on the parties hereto. The place of the arbitration proceeding shall be in New York, New York if the arbitration is initiated by Nordic and in Copenhagen, Denmark if the arbitration is initiated by Unigene. The Parties agree that the decision shall be the sole, exclusive and binding remedy between them regarding determination of the matters presented to the arbitrator.  The costs of such arbitration, including administrative and arbitrator’s fees, shall be shared equally by the Parties, and each Party shall bear its own expenses and attorney’s fees incurred in connection with the arbitration; provided that the arbitrator may require a Party to reimburse one or more other Parties for expenses and attorney’s fees if it determines that any dispute has been submitted to arbitration in bad faith. The Parties shall use good faith efforts to complete arbitration within ninety (90) days following the initiation of such arbitration. The arbitrator shall establish reasonable additional procedures (including with respect to discovery) to facilitate and complete such arbitration within such ninety (90) day period. Any written evidence originally in a language other than English shall be submitted in English translation accompanied by the original or a true copy thereof.

Note: Certain portions of this document have been marked “[c.i.]” to indicate that confidential treatment has been requested for this confidential information.  The confidential portions have been omitted and filed separately with the Securities and Exchange Commission.

10.3               Intellectual Property Disputes.  Notwithstanding the above, any disputes related to intellectual property rights of the Parties which are not resolved under Section 10.1 shall be brought to a court of competent jurisdiction in the United States or if such dispute relates to intellectual property rights substantially outside the United States to a court of competent jurisdiction in such country where the dispute arises.

10.4               Provisional Remedies.  Other than as expressly provided for in Section 9.6(b), nothing in this Agreement shall limit the right of any Party to seek to obtain in any court of competent jurisdiction any interim relief or provisional remedy, including injunctive relief (but not, for the avoidance of doubt, any monetary damages or monetary relief under any equitable theory), pending resolution under this ARTICLE 10 as applicable, that may be necessary to protect the rights or property of that Party. Seeking or obtaining such interim relief or provisional remedy in a court shall not be deemed a waiver of the agreement to arbitrate. For clarity, any such interim relief or provisional remedies shall be cumulative and not exclusive and are in addition to any other remedies that any Party may have under this Agreement or applicable Legal Requirement.

ARTICLE 11

MISCELLANEOUS

11.1               Governing Law.  This Agreement and any dispute arising from the performance or breach hereof shall be governed by and construed and enforced in accordance with the substantive laws of Switzerland without reference to conflicts of laws principles that would result in laws of a jurisdiction other than the laws of Switzerland governing. Notwithstanding the above, any dispute regarding validity or enforceability of any patent shall be governed by the patent laws of the jurisdiction in which such patent was issued solely for the purpose of resolution of the dispute as to validity and enforceability.

11.2               Assignment.  This Agreement shall not be assignable or otherwise transferred, in whole or in part, without the written consent of all Parties; except that this Agreement may be assigned, without the consent of any Party, to (i) an entity that acquires all or substantially all of the business or assets of the assigning Party, whether by merger, reorganization, acquisition, asset sale or otherwise. Any attempted assignment or transfer of this Agreement in contravention of this provision shall be null and void. The terms and conditions of this Agreement shall be binding on and inure to the benefit of the permitted successors and assigns of the Parties.

11.3               Notices.  Any notice, request, delivery, approval or consent required or permitted to be given under this Agreement shall be in English language, in writing, shall specifically refer to this Agreement and shall be deemed to have been sufficiently given if delivered in person, transmitted by as a PDF attachment to an email (receipt verified) or by express courier service (signature required) or five (5) Business Days after it was sent by registered letter, return receipt requested (or its equivalent), provided that no postal strike or other disruption is then in effect or comes into effect within two (2) Business Days after such mailing, to the Party to which it is directed at its address or email address shown below or such other address or email address as such Party will have last given by notice to the other Parties.

Note: Certain portions of this document have been marked “[c.i.]” to indicate that confidential treatment has been requested for this confidential information.  The confidential portions have been omitted and filed separately with the Securities and Exchange Commission.

If to Unigene,

Unigene Laboratories, Inc.
81 Fulton Street
Boonton, New Jersey  07005
Attn: General Counsel
E-mail: gmayes@unigene.com
Fax: 973.335.0972

with a copy (which shall not constitute notice) to:

Lowenstein Sandler PC
65 Livingston Avenue
Roseland, New Jersey 07068
Attn: Michael J. Lerner
E-Mail: mlerner@lowenstein.com
Fax: 973.597.6395

If to Nordic,
addressed to:

Nordic Bioscience A/S
Herlev Hovedgade 207
2730 Herlev
Denmark
Attn:Morten Karsdel
E-mail: mk@nordicbioscience.com
Fax:

with a copy (which shall not constitute notice) to:

Mazanti-Anderson, Korso Jensen & Partnere
Amaliegade 10
1256 Kobenhavn K
Attn: Attorney at Law Henrik B. Sanders
Email: hbs@mazanti.dk

11.4                Waiver.  No Party may waive or release any of its rights or interests in this Agreement except in writing. The failure of any Party to assert a right hereunder shall not constitute a waiver of that right and waiving compliance with any term or condition of this Agreement shall not excuse a similar subsequent future failure to perform any such term or condition. No waiver by any Party of any condition or term in any one or more instances shall be construed as a continuing waiver of such condition or term or of another condition or term.

Note: Certain portions of this document have been marked “[c.i.]” to indicate that confidential treatment has been requested for this confidential information.  The confidential portions have been omitted and filed separately with the Securities and Exchange Commission.

11.5               Waiver of Jury Trial.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING (WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATED TO THIS AGREEMENT.

11.6                Severability.  If any provision hereof is held invalid, illegal or unenforceable by any arbitrator or court of competent jurisdiction from which no appeal can be or is taken, the Parties shall negotiate in good faith a valid, legal and enforceable substitute provision that most nearly reflects the original intent of the Parties and all other provisions hereof shall remain in full force and effect in such tribunal or jurisdiction, as the case may be, and shall be liberally construed in order to carry out the intentions of the Parties as nearly as may be possible. Such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of such provision in any other tribunal or jurisdiction.

11.7                Entire Agreement/Modification.  This Agreement and the Transaction Agreements (including Exhibits thereto) set forth all the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties with respect to the subject matter hereof and thereof, and supersede all prior agreements and understandings between the Parties with respect to such subject matter. No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the Parties unless reduced to writing and signed by the respective authorized officers of each of the Parties.

11.8                Relationship of the Parties.  The Parties agree that the relationship of Unigene and Nordic established by this Agreement is that of independent contractors. Furthermore, the Parties agree that this Agreement does not, is not intended to, and shall not be construed to, establish an agency, partnership or any other relationship. Except as may be specifically provided herein, no Party shall have any right, power or authority, nor shall they represent themselves as having any authority to assume, create or incur any expense, liability or obligation, express or implied, on behalf of any other Party, or otherwise act as an agent for any other Party for any purpose.

11.9                Force Majeure.  Except with respect to payment of money, no Party shall be liable or responsible to any other Party nor be deemed to have defaulted under or breached this Agreement for failure or delay in fulfillment or the performance of any of its obligations under this Agreement for the time and to the extent such failure or delay is caused by or results from fire, earthquake, tornado, embargo, prohibition or intervention, riot, civil commotion, war, act of war (whether war be declared or not), insurrection, terrorist act, strike, flood, governmental act or restriction (beyond the reasonable control of the respective Party), act of God, or other cause that is beyond the reasonable control and not caused by the negligence or misconduct of the affected Party. Any Party affected by such force majeure will provide the other Parties with full particulars thereof as soon as it becomes aware of the same (including its best estimate of the likely extent and duration of the interference with its activities), and will use commercially reasonable efforts to overcome the difficulties created thereby and to resume performance of its obligations as soon as practicable. If the performance of any such obligation under this Agreement is delayed owing to such a force majeure for any continuous period of more than one hundred eighty (180) days, the Parties hereto will consult with respect to an equitable solution, including the possibility of the mutual termination of this Agreement.

Note: Certain portions of this document have been marked “[c.i.]” to indicate that confidential treatment has been requested for this confidential information.  The confidential portions have been omitted and filed separately with the Securities and Exchange Commission.

11.10              Third Party Beneficiaries.  Except for the rights to indemnification provided for the Indemnified Parties pursuant to ARTICLE 9, all rights, benefits and remedies under this Agreement are solely intended for the benefit of the Parties, and except for such rights to indemnification expressly provided pursuant to ARTICLE 9, no Third Party shall have any rights whatsoever to (i) enforce any obligation contained in this Agreement (ii) seek a benefit or remedy for any breach of this Agreement, or (iii) take any other action relating to this Agreement under any legal theory, including but not limited to, actions in contract, tort (including but not limited to negligence, gross negligence and strict liability), or as a defense, setoff or counterclaim to any action or claim brought or made by the Parties.

11.11              Further Assurances.  At any time or from time-to-time on and after the date of this Agreement, any Party shall at the request of the other Parties (i) deliver to the requesting Party such records, data or other documents as may be reasonably necessary to give effect to the provisions of this Agreement or any of the Transaction Agreements, (ii) execute, and deliver or cause to be delivered, all such consents, documents or further instruments of assignment, transfer or license as may be reasonably necessary to give effect to this Agreement or any of the Transaction Agreements, and (iii) take or cause to be taken all such actions, as the requesting Party may reasonably deem necessary or desirable in order for the requesting Party to obtain the full benefits of this Agreement any of the Transaction Agreements and the Transactions contemplated hereby.

11.12              Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together, shall constitute one and the same instrument.

11.13              Interpretation.  Unless otherwise indicated herein, with respect to any reference made in this Agreement to a Section (or Article, Subsection, Paragraph, Subparagraph or Clause), Exhibit or Schedule, such reference shall be to a section (or article, subsection, paragraph, subparagraph or clause) of, or an exhibit or schedule to, this Agreement. The table of contents and any article, section, subsection, paragraph or subparagraph headings contained in this Agreement and the recitals at the beginning of this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed, as the context indicates, to be followed by the words “but (is/are) not limited to.” Words used herein, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context indicates is appropriate. Where specific language is used to clarify or illustrate by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict the construction of the general statement which is being clarified or illustrated. Unless otherwise specified, any reference to a time or date shall be with reference to the time or date, as the case may be, in Wilmington, Delaware.

Note: Certain portions of this document have been marked “[c.i.]” to indicate that confidential treatment has been requested for this confidential information.  The confidential portions have been omitted and filed separately with the Securities and Exchange Commission.

11.14             Construction.  The interpretation of this Agreement shall not take into consideration the identity of the Party drafters of this Agreement, and no canon of construction shall be applied that resolves ambiguities against the drafter of a document. Each Party acknowledges that: (a) it has read this Agreement; (b) it has been represented in the preparation, negotiation and execution of this Agreement by legal counsel of its own choice or has voluntarily declined to seek such counsel; and (c) it understands the terms and consequences of this Agreement and is fully aware of the legal and binding effect of this Agreement.

[Remainder of page intentionally left blank]

Note: Certain portions of this document have been marked “[c.i.]” to indicate that confidential treatment has been requested for this confidential information.  The confidential portions have been omitted and filed separately with the Securities and Exchange Commission.

IN WITNESS WHEREOF, the Parties have executed this Agreement in duplicate originals by their duly authorized representatives as of the date first written above.

UNIGENE LABORATORIES, INC.	NORDIC BIOSCIENCE CLINICAL DEVELOPMENT A/S

By: /s/ Ashleigh Palmer	By: /s/ Thomas Nielsen
Name: Ashleigh Palmer	Name: Thomas Nielsen
Title: President and Chief Executive Officer	Title: Chief Financial Officer

By: /s/ Morten Karsdal
Name: Morten Karsdal
Title: Chief Executive Officer

Signature Page to the Master Joint Development Vehicle Agreement

Note: Certain portions of this document have been marked “[c.i.]” to indicate that confidential treatment has been requested for this confidential information.  The confidential portions have been omitted and filed separately with the Securities and Exchange Commission.

Schedule 1.46

Unigene Analogs

·	UGP 283
·	UGP 284
·	UGP 298
·	UGP 302
·	UGP 303
·	UGP 306

Note: Certain portions of this document have been marked “[c.i.]” to indicate that confidential treatment has been requested for this confidential information.  The confidential portions have been omitted and filed separately with the Securities and Exchange Commission.

Schedule 2.3(a)
Material Organization, Capitalization and Governance Terms

Section	Comments
Shareholders/Members	· Unigene Laboratories, Inc., a Delaware corporation (“Unigene”) · Nordic Bioscience Clinical Development A/S a Danish corporation (“Nordic”) · NU-Co
Definitions
  Capitalized but undefined terms have the meaning ascribed to such term in the Master Agreement for Joint Development Vehicle by and between Unigene and Nordic, dated September 30, 2011 (the “Master JV Agreement”).

Form of Entity	Swiss GMBH
Capitalization
· Each of Unigene and Nordic shall initially own 50% of the outstanding capital stock or equity interests, as applicable, in exchange for the contributions described in the Master JV Agreement.
· Neither Unigene nor Nordic shall be required to make any additional capital contributions/purchases of capital stock.
· Any additional capital contributions or sales of equity interests to new Shareholders/Members shall be subject to Board approval, as set forth below.

Board of Directors
· There shall be four (4) directors:
o Each Shareholder/Member is entitled to designate two (2) Board members (each a “Designate”).
o Each Shareholder/Member shall vote to appoint the other Shareholder’s/Member’s Designates.
o The Board members shall initially be: [1] and [2], Unigene’s Designates, and [3] and [4], Nordic’s Designates.
· Board members may be removed at any time for any reason or no reason by the Shareholder/Member that designated such Board member.
· Vacancies on the Board shall be filled to ensure each Shareholder/Member has two (2) Designates on the Board.
· Quorum shall require all Board members to be present.
· All Board decisions shall require unanimous consent.
· The Board shall hold not less than three (3) meetings per year, unless otherwise agreed by the Board.

Note: Certain portions of this document have been marked “[c.i.]” to indicate that confidential treatment has been requested for this confidential information.  The confidential portions have been omitted and filed separately with the Securities and Exchange Commission.

Management/Decision Making
· The Board shall direct, manage and control the business of NU-Co and, except for situations in which the approval of the Shareholders/Members is expressly required by non-waivable provisions of applicable law, the Board shall have full and complete authority, power, and discretion to manage and control the business, affairs and properties of NU-Co, to make all decisions regarding those matters (whether or not specifically stated herein) and to perform any and all other acts or activities customary or incident to the management of NU-Co’s business.  Without limiting the foregoing, the Board may, in its sole discretion, make all decisions and take all actions for NU-Co, including without limitation, the following:
o entering into, making and performing contracts, agreements, and other undertakings binding NU-Co and making all decisions and waivers thereunder;
o selecting, removing, and changing the authority and responsibility of lawyers, accountants and other advisers and consultants;
o making any decision regarding the establishment, application and amount of any reserves, depreciation and accounting methods or the treatment of various transactions for federal income tax purposes;
o hiring, terminating the employment of, and determining the compensation (including bonus) of any employee, and any executive employee;
o filing any petition or application for any relief under the bankruptcy laws of the United States now or hereafter in effect or under any insolvency, reorganization, receivership, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction now or hereafter in effect;
o amending, repealing, restating, modifying, supplementing, or altering the governance documents of NU-Co;
o confessing a judgment against NU-Co;
o entering into any loan or credit agreement or otherwise borrowing money;
o approving the admission of new Shareholders/Members;
o approving any sale of NU-Co or other corporate transaction and any amendments to this Agreement in connection therewith; and
o authorizing, creating or issuing, or obligating NU-Co to authorize, create or issue, and amending this Agreement in order to authorize, create or issue, additional equity securities, including securities convertible into voting securities.
· The Board may appoint officers as it deems appropriate.

D&O Insurance	NU-Co shall acquire and maintain customary D&O Insurance.
Indemnification	NU-Co shall include customary indemnification and exculpation provisions in its organizational documents.
Tax	Appropriate tax distributions and other tax-related provisions to be determined
Transferability Restrictions	Equity holders may not transfer equity interests, other than to certain affiliates, without the consent of the Board.
Indemnification/Damages
 In the event Unigene or Nordic is required to pay damages to NU-Co, including for breaching of any of the agreements described in Section 2.3 of the Master JV Agreement, such damages shall instead be paid to the other Shareholders/Members of Nu-Co.

Dispute Resolution	Disputes shall be resolved by the Shareholders/Members in accordance with Sections 10 of the Master JV Agreement.
Confidentiality	Shareholders/Members will enter into standard confidentiality agreement with respect to their joint investment in NU-Co and the operation of NU-Co.
Amendments	Amendments shall require unanimous Shareholder/Member consent.

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Note: Certain portions of this document have been marked “[c.i.]” to indicate that confidential treatment has been requested for this confidential information.  The confidential portions have been omitted and filed separately with the Securities and Exchange Commission.

Schedule 2.3(b)
Material Terms of Option and License Agreement
between Unigene and NU-Co

Section	Comments
Recitals
· Unigene Laboratories, Inc (“Unigene”) owns or Controls certain assets, rights, intellectual property and know-how relating to its lead proprietary anorexigenic peptide UGP 281 and the Unigene Analogs (as hereinafter defined).
· Unigene also owns or Controls certain assets, rights, intellectual property and know-how relating to the development and manufacture of oral formulations of peptides.
· Nordic Bioscience Clinical Development A/S (“Nordic”) has experience in developing pharmaceutical products.
· Nordic and Unigene have formed a Joint Development Vehicle (“NU-Co”) for the development of certain of the Unigene Analogs for use in the Field and following the occurrence of an Additional Field Trigger Event, the Additional Field.
· Subject to the terms of a definitive agreement (the “Agreement”), Unigene will grant to NU-Co an exclusive option and  license  in the Field in the Territory under the Unigene Intellectual Property Rights to develop the Selected Analogs and , use, market and sell the Product(s) including the Oral Formulation.
· Pursuant to the Option, and prior to expiration of the Evaluation Period, NU-Co shall have the option to select from the Unigene Analogs up the Selected Analogs (as hereinafter defined) for development by NU-Co.  Nordic shall have the right to select the Selected Analogs on behalf of NU-Co.
· Upon exercise of the Option, Unigene shall grant to NU-Co an exclusive perpetual royalty free license under the Unigene Intellectual Property Rights to develop the Selected Analogs and to market, use and sell the Product(s) including the Oral Formulation in the Field (and if applicable, the Additional Field) in the Territory. The License shall include all Unigene Intellectual Property Rights and other rights owned or Controlled by Unigene as of the Effective Date that are useful or necessary for NU-Co to develop the Selected Analogs and to market, use and sell the Products including the Oral Formulation.
· Unigene shall retain all appropriate rights under the Unigene Intellectual Property Rights necessary for Unigene to perform its obligations under the Agreement and to make and have made the Product(s).

I. Selected Definitions
· Additional Field shall mean the treatment of obesity/satiety in humans.
· Additional Field Trigger Event shall mean the Discontinuance by Unigene of the clinical development of UGP 281 for use in the Additional Field.
·Control or Controlled shall mean with respect to a particular item, materials, information or intellectual property, the possession of the right whether through ownership or license (other than by operation of this Agreement or any of the Transaction Agreements) to grant licenses as contemplated herein and in the Transaction Agreements.
· Discontinuance shall mean the shall mean the public announcement by Unigene of the cessation or termination of its clinical development activities related to UGP 281 for use in the Additional Field.
· Effective Date: shall mean the date the Agreement is executed by the parties.
· Evaluation Period: shall mean nine (9) months from the date sufficient quantities of each of the Unigene Analogs are made available to NU-Co for in-vivo testing.
· Field: shall mean the treatment of Type 2 Diabetes, Osteoporosis and Osteoarthritis in humans.
· Know-How: All know-how, show-how, technical and non-technical information, trade secrets, formulae, techniques, sketches, drawings, materials, models, inventions, designs, specifications, processes, apparatus, equipment, databases, research, experimental work, development, pharmacology and clinical data, software programs and applications, software source documents, third-party licenses, and any related type of proprietary intellectual property right or other information other than the Patents.
· Lead Analog shall mean the Selected Analog selected by NU-Co for development following the completion of the initial screening and testing.
· Master Agreement shall mean the Master Agreement for Joint Development Agreement between Unigene and Nordic.
· Non-Competition: Unigene will not pursue development of any of the Unigene Analogs in the Field in the Territory.  Neither NU-Co nor Nordic will pursue development of any of the Selected Analogs in the Additional Field in the Territory unless there is an Additional Field Trigger Event.

Note: Certain portions of this document have been marked “[c.i.]” to indicate that confidential treatment has been requested for this confidential information.  The confidential portions have been omitted and filed separately with the Securities and Exchange Commission.

· Oral Formulation: shall mean the oral formulation of the Unigene Analogs developed by Nu-Co
· Patents: (a) The patents and patent applications in the Territory owned or Controlled by Unigene relating to or that cover, in whole or part, the composition, use, manufacture, distribution, marketing, promotion, sale, administration or formulation of  the Unigene Analogs, and any substitutions, extensions, additions, reissues, reexaminations, renewals, divisions, continuations, continuations-in-part or supplementary protection certificates thereof, and all foreign counterparts of any of the foregoing, existing as of the consummation of the Agreement (the “Closing”, and the date upon which the Closing occurs, the “Closing Date”) or thereafter during the Term of the License or that is licensed or acquired by Unigene from a third party during the Term of the License and that is necessary or useful for or used in connection with the activities to be performed by NU-Co and Patents Controlled by Unigene that claim or are directed to the foregoing.  The Patents are set forth on Exhibit B hereto.
· Product(s): shall mean all formulations including oral formulations of the Selected Analogs.

· Selected Analogs shall mean up to a maximum of three (3) Unigene Analogs licensed by NU-Co for clinical development following the Evaluation Period.
· Unigene Analogs: shall mean shall mean the analogs of calcitonin Controlled by Unigene, set forth on Exhibit A hereto and up to an additional six (6) analogs of calcitonin Controlled by Unigene which shall be  made available to NU-Co in the event each of the Unigene Analogs following screening and testing by Nordic fail to meet the criteria necessary for selection as a Selected Analog hereunder.
· Unigene Background Intellectual Property means (a) Know-How that relates to the Unigene Analogs, the Oral Formulations and their method of production and/or use controlled by Unigene as of the Effective Date or thereafter during the term of the License which is either conceived by Unigene independently during the term of the License or that is licensed or acquired by Unigene from a third party during the term of the License and that is necessary or useful for or used in connection with the activities performed by Unigene under the Transaction Agreements and (b) Patents Controlled by Unigene that claim or are directed to be the foregoing know-how.
· Unigene Foreground Intellectual Property means all Know-How arising from activities performed by Unigene under the Transaction Agreements relating to the manufacture, methods of production and use of the Unigene Analogs and/or Oral Formulation whether conceived, discovered, reduced to practice or writing generated or developed by the employees, agents or consultants of Unigene, Nordic or NU-Co and (ii) Patents that are claimed or are directed to the Know-How described in the foregoing clause (i).
· Unigene Intellectual Property Rights: The Unigene Background Intellectual Property and the Unigene Foreground Intellectual Property.
· Territory: The World.

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Note: Certain portions of this document have been marked “[c.i.]” to indicate that confidential treatment has been requested for this confidential information.  The confidential portions have been omitted and filed separately with the Securities and Exchange Commission.

II. Financial Terms	· Unless terminated, the License will be perpetual and royalty free. No License Fees are to be paid during the term of the License.
III Evaluation Period/Option Exercise	· Following the Closing, Nordic shall evaluate each of the Unigene Analogs utilizing Nordic’s proprietary screening know-how and preclinical models. Nordic on behalf of NU-Co shall have the option to select the Selected Analogs for development. NU-Co shall provide written notice to Unigene of the option exercise designating the Selected Analogs. The non-selected Analogs shall revert to Unigene and shall be subject to Section 2.7 of the Master Agreement. The option shall terminate in the event NU-Co fails to exercise the Option prior to the expiration of the Evaluation Period.
IV. Product Development
· Following Closing, Nordic on behalf of Nu-Co shall be responsible (subject to diligence obligations to be specified in the Agreement) for determining the Lead Analog and for the development of the Lead Analog/Products up through Phase 2 proof of concept. Development and clinical costs of the Lead Analog shall be funded by Nordic.
· Upon completion of Phase 2 Proof of Concept, the parties will determine appropriate next steps for the development of the Lead Analog/Products. If the Parties can’t agree, any dispute will be governed by the Dispute Resolution mechanism set forth in the JV Agreement
· Prior to the Closing Date of the Agreement, NU-Co, Nordic and Unigene will agree on an Initial Development Plan governing the development of the Selected Analogs/Products in the Field (the “Initial Development Plan”), which will be reviewed and updated on at least an annual basis.
· From and after the Closing Date of the Agreement, as a general principle, Nordic pursuant to the Nordic Services Agreement being executed contemporaneously with the execution of the Option and License Agreement would assume responsibility and control of the execution of all development activities related to the Selected Analogs/Product(s) subject to the governance documents of NU-Co and in accordance with the Initial Development Plan.
· From and after the Closing Date, Unigene shall be responsible for the supply of reasonable and sufficient quantities of the Selected Analogs necessary for selection of a Lead Analog and thereafter necessary and sufficient quantities for clinical development of the Lead Analog through Phase 2 Proof of Concept, the performance of a dog oral delivery study with the Lead Analog with plasma samoples from such study to be provided to Nordic  and such other services as set forth in the Unigene Services Agreement and Supply Agreement being executed contemporaneously with the execution of the Option and License Agreement.

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Note: Certain portions of this document have been marked “[c.i.]” to indicate that confidential treatment has been requested for this confidential information.  The confidential portions have been omitted and filed separately with the Securities and Exchange Commission.

V. Intellectual Property
· Following the Closing Date, Unigene shall be responsible for the prosecution of any patent applications and maintenance of any patents related to the Unigene Intellectual Property Rights and any Joint Inventions.  All patent prosecution, maintenance and other patent related  costs shall be paid by NU-Co.
· NU-Co and/or Nordic shall as necessary support Unigene in such prosecution by making applicable personnel available, providing existing requested data/records and executing documents, in each case at no charge to Unigene.
· Unigene Intellectual Property Rights shall continue to be owned by Unigene subject to the terms of the Option and License Agreement.
· Joint Inventions shall be owned by NU-Co and patent applications related to such Joint Inventions shall be prosecuted in the name of NU-Co.

VI. Confidentiality
· Any definitive agreement shall contain customary and appropriate provisions regarding confidentiality.
· Neither party shall make any publicity releases or disclose confidential information of the other party, etc. without the prior written consent of the other party, subject to standard exceptions for legally required disclosures and other exceptions to be provided in the Agreement.

VII Term and Termination
· Termination rights of NU-Co :
- NU-Co shall have the right to terminate for clinical failure in the development of the Product.
- NU-Co will have a right to terminate if development or commercialization of the Lead Analog or any of the Selected Analogs is no longer commercially reasonable.
- NU-Co shall have the right to terminate in event of infringement or failure of the Unigene Intellectual Property Rights and/or Nordic Intellectual Property Rights to protect the Product..
· Other termination rights and the consequences of a default by either Unigene or NU-Co are set forth in the Master Agreement and shall be incorporated in the Agreement

VIII. Indemnification	· Customary and appropriate indemnification.
IX. Reps, Warranties, & Covenants	· Customary and appropriate representations, warranties, and covenants.

4

Note: Certain portions of this document have been marked “[c.i.]” to indicate that confidential treatment has been requested for this confidential information.  The confidential portions have been omitted and filed separately with the Securities and Exchange Commission.

EXHIBIT A

Analogs

UGP 283
UGP 284
UGP 298
UGP 302
UGP 303
UGP 306

Note: Certain portions of this document have been marked “[c.i.]” to indicate that confidential treatment has been requested for this confidential information.  The confidential portions have been omitted and filed separately with the Securities and Exchange Commission.

EXHIBIT B

Patents and Patent Applications

Patents

PATENT SUBJECT	US PATENT NUMBER AND ISSUE DATE*	Corresponding EP Patent Applications
ORAL TECHNOLOGY	6,086,918 July 2000
0929270 (granted), validated in 17 countries: Austria, Belgium, Denmark, Finland, France, Germany, Great Britain, Greece, Ireland, Italy, Luxembourg, Monaco, Netherlands, Portugal, Spain, Sweden, Switzerland

	6,673,574 January 2004	019960210 (pending)
	7,316,819 January 2008	02750592.4 (pending)
AMIDATING ENZYME	5,789,234 August 1998
0382403 (granted), validated in 13 countries: Austria, Belgium, Denmark, France, Germany, Great Britain, Greece, Italy, Luxembourg, Netherlands, Spain, Sweden, Switzerland;

0529742 (granted), validated in 10 countries: Austria, Belgium, France, Germany, Great Britain, Italy, Luxembourg, Netherlands, Sweden, Switzerland

	7,445,911 November 2008	05824481.5 (pending)
DIRECT EXPRESSION OF PEPTIDES	6,103,495 August 2000	1005526 (granted), validated in 8 countries: Denmark, France, Germany, Great Britain, Ireland, Luxembourg, Netherlands, Switzerland; 2088188 (granted), no countries yet validated
6,210,925 April, 2001
6,627,438 September 2003
6,737,250 May 2004
7,968,311 June 2011
BACTERIAL HOST CELL FOR DIRECT EXPRESSION	7,553,655 June 2009	05734021.8 (pending)
	7,541,174 June 2009	09156191.0 (pending)

Note: Certain portions of this document have been marked “[c.i.]” to indicate that confidential treatment has been requested for this confidential information.  The confidential portions have been omitted and filed separately with the Securities and Exchange Commission.

Patent Applications

PATENT SUBJECT	PATENT APPLICATION NUMBER
ORAL TECHNOLOGY	2004/0197323
2007/0134279
2009/0317462
AMIDATING ENZYME	2006/0292672
DIRECT EXPRESSION OF PEPTIDES	2004/0191865
2001/0055789
2002/0045211
BACTERIAL HOST CELL FOR DIRECT EXPRESSION	2008/0102491
2008/0057566
2005/0221442
Other	2010/0311650

Note: Certain portions of this document have been marked “[c.i.]” to indicate that confidential treatment has been requested for this confidential information.  The confidential portions have been omitted and filed separately with the Securities and Exchange Commission.

Schedule 2.3(c)

Material Terms of Unigene Services Agreement

Unigene shall provide the following services to NU-Co:

(i)	API Development Planning

(ii)	CMC Related Submission Support

(iii)	Develop, test and validate an oral dosage form for Lead Analog

(iv)	Formulate finished Drug Product of the Lead Analog as an oral capsule or tablet

(v)	such other services as agreed to by Unigene and NU-Co

Except as otherwise may be agreed, all of the services to be performed by Unigene shall be without charge to NU-Co.

Note: Certain portions of this document have been marked “[c.i.]” to indicate that confidential treatment has been requested for this confidential information.  The confidential portions have been omitted and filed separately with the Securities and Exchange Commission.

Draft 9/29/11

Schedule 2-3(d)

[c.i.]

Note: Certain portions of this document have been marked “[c.i.]” to indicate that confidential treatment has been requested for this confidential information.  The confidential portions have been omitted and filed separately with the Securities and Exchange Commission.

Schedule 2.3(e)

[c.i.]

Note: Certain portions of this document have been marked “[c.i.]” to indicate that confidential treatment has been requested for this confidential information.  The confidential portions have been omitted and filed separately with the Securities and Exchange Commission.

Schedule 2.3(f)

[c.i.]